EXHIBIT 99.1

North Atlantic Trading Company, Inc: Successful $85 Million Refinancing of Bank Credit Facility with Fortress Credit Corp.

NEW YORK, June 16 /PRNewswire/ -- North Atlantic Trading Company, Inc. (NATC) announced today that it has entered into an $85 million senior secured bank facility with Fortress Credit Corp. The five-year facility consists of a $30 million term loan and $55 million revolving credit facility and is secured by substantially all of the assets of NATC and its subsidiaries. The facility will be used to refinance NATC's existing senior credit facility and to provide additional financial flexibility to NATC for working capital and other corporate purposes.

"Creating a strong financial partnership with Fortress represents a key step in our plan to turn around our company," said Mr. Douglas Rosefsky, President and Chief Executive Officer of NATC. "Fortress has an excellent understanding of our business and we are pleased to have them become a significant partner going forward."

Company Background:

NATC competes in the American tobacco market with leading brands in a variety of adult consumer segments. These strategic segments are premium cigarette papers, loose-leaf smokeless tobacco, make-your-own cigarette tobacco and premium manufactured cigarettes. The company's well known brands include: Zig-Zag(R), Beech-Nut(R), Durango(R), Trophy(R), Stoker's(TM), Our Pride(TM) and Old Hillside(TM). The company conducts its operations from Louisville, KY and Dresden, TN.

Forward Looking Statements:

The Company cautions the reader that certain statements contained in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and other important factors, including the risks discussed below. The Company's actual future results, performance or achievement of results may differ materially from any such results, performance or achievement implied by these statements. Among the factors that could affect the Company's actual results and could cause results to differ from those anticipated in the forward-looking statements contained herein is the Company's ability to implement its business strategy successfully, which may be dependent on business, financial, and other factors beyond the Company's control, including, among others, federal, state and/or local regulations and taxes, competitive pressures, prevailing changes in consumer preferences, consumer acceptance of new product introductions and other marketing initiatives, market acceptance of the Company's current distribution programs, access to sufficient quantities of raw material or inventory to meet any sudden increase in demand, disruption to historical wholesale ordering patterns, product liability litigation and any disruption in access to capital necessary to achieve the Company's business strategy.

The Company cautions the reader not to put undue reliance on any forward-looking statements. In addition, the Company does not have any intention or obligation to update the forward-looking statements contained in this release. The Company claims the protection of the safe harbor for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934.